Exhibit 10.16

AMENDMENT NO.1
TO STOCKHOLDERS AGREEMENT

This Amendment No.1 to STOCKHOLDERS AGREEMENT amends as of on or about April 20, 2006 the Stockholders Agreement dated as of November 18, 2005 (the “Agreement”) by and between Chicken Acquisition Corp., a Delaware corporation (the “Company”), Trimaran Pollo Partners, L.L.C., a Delaware limited liability company (“Trimaran”), the individuals set forth on Schedule A hereto (together with the employees of the Company or its Subsidiaries (as defined in Section 1.1) who become parties to this Agreement pursuant to the terms and conditions of this Agreement, the “Management Stockholders”)) and such other Persons that become parties to this Agreement pursuant to the terms and conditions of this Agreement (the “Additional Stockholders”). Capitalized terms not defined herein have the meanings set forth in the Agreement.

RECITALS

WHEREAS, the parties hereto wish to increase the number of days to exercise the call right in Section 6.1 and the put right in Section 6.3 of the Agreement from seventy-five (75) to ninety (90) days so that the rights in the Agreement will cover the same periods as apply to similar rights in Section 4 of the form of Exchange Stock Option Agreement and Section 7 of the form of Non-Qualified Stock Option Agreement and used by the Company;

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 6.1 of the Agreement is deleted in its entirety and replaced with the following:

“6.1 Call Rights.

(a) Voluntary Termination or Termination for Cause. If, prior to a Qualified Public Offering, a Management stockholder’s employment with the Company or any of its Subsidiaries is terminated by reason of Voluntary Termination (other than Retirement) or for Cause, then the Company shall have the right, for ninety (90) days following the date of termination of such employment and subject in each case to the provisions of Section 6.4, to give notice to purchase or cause to be purchased from such Management Stockholder and his or her Permitted Transferees, and such Management Stockholder and his or her Permitted Transferees shall be required to sell on one occasion to the Company, all shares of Company Stock then held by such Person(s), or which may be acquired upon exercise of Options or Exchange Options subsequent to such termination, at a price equal to the lesser of Cost or the Fair Market Value of all such shares of Company Stock. All shares of Common Stock acquired by such Management Stockholder pursuant to an exercise of Options in accordance with the terms of the applicable Options or the Company Option Plan upon such termination shall be subject to the call right described above.

(b) Termination for any other Reason. If, prior to a Qualified Public Offering, a Management Stockholder’s employment with the Company or any of its Subsidiaries is terminated by death, Disability or Retirement or any other reason not covered by Sections 6.1(a), then the Company shall have the right, for ninety (90) days following the date of termination of such employment and subject in each case to the provisions of Section 6.4, to give notice to purchase or cause to be purchased from such Management Stockholder and his or her Permitted Transferees, and such Management Stockholder and his or her Permitted Transferees shall be required to sell on one occasion to the Company, all shares of Company Stock then held by such Person(s), or which may be acquired upon exercise of Options or Exchange Options subsequent to such termination, at a price equal to the Fair Market Value of such shares of Company Stock. All shares of Company Stock acquired by such Management Stockholder pursuant to an exercise of Options in accordance with the terms of the applicable Options or the Company Option Plan upon such termination shall be subject to the call right described above.

(c) Notice of Exercise: Closing. If the Company (of its designee) desires to exercise its right to purchase shares of Company Stock pursuant to its rights under this Section 6.1, the Company (or its designee) shall, not later than the expiration date of the ninety (90) day call period referred to in Section 6.1 (a) and (b) above (as it may be extended pursuant to the provisions of Section 6.4), send written notice of its intention to purchase or cause to be purchased all of the shares of Company Stock held by such Management Stockholder and his or her Permitted Transferees pursuant to this Section 6.1. Subject in each case to the provisions of Section 6.4, the closing of the purchase shall take place at the principal office of the Company ten (10) days following the giving of such notice or as soon thereafter as practicable but in no event later than twenty (20 days after the giving of such notice. The purchase price shall be paid in accordance with Section 6.5.”

2. Section 6.3 of the Agreement is deleted in its entirety and replaced with the following:

“6.3 Put Rights.

(a) Termination other than Voluntary, for Cause or Death. If, prior to a Qualified Public Offering, a Management stockholder’s employment with the Company or any of it Subsidiaries is terminated as a result of a resignation by such Management Stockholder for Good Reason (but excluding Retirement if included within any definition of Good Reason) or by the Company or any of its Subsidiaries without Cause, or by death or Disability, then the Management Stockholder shall have the right, for ninety (90) days following the date of termination of such employment and subject in each case to the provisions of Section 6.4, to give notice to the Company to purchase from such Management Stockholder and his or her Permitted Transferees, and the Company shall be required to purchase on one occasion from such Management Stockholder and his or her Permitted Transferees, all shares of Company Stock then held by such Person(s), or which may be acquired upon exercise of Options or Exchange Options subsequent to such termination, at a price equal to the Fair Market Value of such shares of Company Stock. All shares of Common Stock acquired by such Management Stockholder pursuant to an exercise of Options in accordance with the terms of the applicable Options or the Company Option Plan upon such termination shall be subject to the put right described above.

(b) Notice of Exercise; Closing. If the Management Stockholder desires to exercise its right to sell shares of Company Stock pursuant to its rights under this Section 6.3, then the applicable Management Stockholder shall, not later than the expiration date of the ninety (90) day put period referred to in Section 6.3 (a) above (as it may be extended pursuant to the provision of Section 6.4), send written notice of its intention to sell all of the shares of Company Stock held by such Management Stockholder and his or her Permitted Transferees pursuant to this Section 6.3. Subject in each case to the provisions of Section 6.4, the closing of the purchase shall take place at the principal office of the Company ten (10) days following the giving of such notice or as soon thereafter as practicable but in no event later than twenty (20) days after the giving of such notice. The purchase price shall be paid in accordance with Section 6.5.”

3. Except as expressly amended above, the Agreement shall remain in force.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 to Stockholders Agreement as of the date first written above.

MANAGEMENT STOCKHOLDER

By:	/s/ Management Stockholders listed on Schedule A

CHICKEN ACQUISITION CORP.

By:	/s/ Steven Flyer

TRIMARAN POLLO PARTNERS, L.L.C

By:	/s/ Steven Flyer

Schedule A

Management Stockholders

Brian Berkhausen
Brian Carmichall
The Carley Family Trust
The Clark Family Trust
Marcelino Contreras
Karen Eadon
Patsy Estis
Judith Fine
Scott Gillie
Robert Gossman
Mark Hardison
Stephen Lash
Dennis Lombardi
Jerry Lovejoy
Jon Miller
Milner Family Trust
John Phillips
Stephen Sather
Jeanne Scott
Joseph Stein
Gue Siade
Julie Weeks
Michael Wildman